Exhibit 99.1

Contact:	Brad Belhouse – Investors	Josh Hirsberg – Investors
	Harrah’s Entertainment, Inc.	Caesars Entertainment, Inc.
	(702) 407-6367	(702) 699-5269

	David Strow – Media	Robert Stewart – Media
	Harrah’s Entertainment, Inc.	Caesars Entertainment, Inc.
	(702) 407-6530	(702) 699-5043

Harrah’s Entertainment and Caesars Entertainment Announce Preliminary Results of Elections for Merger Consideration

LAS VEGAS, June 13, 2005 –  Harrah’s Entertainment, Inc. (NYSE:HET) and Caesars Entertainment, Inc. (NYSE:CZR) today announced the preliminary results of elections made by Caesars’ stockholders for the form of merger consideration to be received in the acquisition of Caesars by Harrah’s.  Of the 314,824,856 shares of Caesars’ stock outstanding as of June 10, 2005, 252,404,943 of the shares, or approximately 80.2%, elected to receive Harrah’s common stock, and 62,419,913 of the shares, or approximately 19.8%, did not make a valid election.  These election results do not include any shares subject to guarantee of delivery, and therefore are expected to change.

The elections are subject to proration calculations so that the aggregate number of shares of Caesars common stock to be converted into shares of Harrah’s common stock in the merger will equal 66.42% of the total number of shares of Caesars common stock outstanding immediately prior to the closing of the merger.

Based on the election results received to date, Harrah’s and Caesars expect that nearly 100% of the shares of Caesars common stock will elect to receive Harrah’s common stock in the merger.  If 100% of the shares elect to receive Harrah’s common stock, each share of Caesars common stock will receive $5.96 in cash and .2157 of a share of Harrah’s common stock due to the proration mechanism in the merger agreement.  Harrah’s will issue a press release announcing the final merger consideration when determined.

A more complete description of the adjustment and proration mechanisms applicable to elections is contained in the joint proxy statement/prospectus dated January 24, 2005, and the election materials previously mailed to Caesars stockholders, both of which Caesars stockholders are urged to read carefully.

Harrah’s and Caesars expect to close the acquisition of Caesars by Harrah’s after the New York Stock Exchange closes today, June 13, 2005.

Founded 67 years ago, Harrah’s Entertainment, Inc. owns or manages through various subsidiaries 25 casinos in the United States, primarily under the Harrah’s and Horseshoe brand names. Harrah’s Entertainment is focused on building loyalty and value with its valued customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

Caesars Entertainment, Inc. is one of the world’s leading gaming companies. With annual revenue of $4.2 billion, 20 properties on three continents, more than 25,000 hotel rooms, two million square feet of casino space and 50,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.

More information about Harrah’s and Caesars is available at their respective Web sites - www.harrahs.com and www.caesars.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance, future financial results of Harrah’s and Caesars and Harrah’s anticipated acquisition of Caesars. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Caesars and Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): the conditions to the closing for the merger are not obtained or waived, and therefore the closing is delayed; financial community and rating agency perceptions of Harrah’s and Caesars; the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Harrah’s operations the companies that it acquires, including with respect to its acquisition of Caesars; access to available and feasible financing, including financing for Harrah’s acquisition of Caesars, on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s and Caesars disclaim any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.